Exhibit 99.8

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------X
                                        :
E. ON AG, E. ON ZWOLFTE VERWALTUNGS GmbH:
and BKB AG,                             :
                       Plaintiffs,      :      06 Civ. 8720 (DLC)
                                        :
                -v-                     :      OPINION AND ORDER
                                        :
ACCIONA, S.A. and FINANZAS DOS, S.A.,   :
                         Defendants.    :
                                        :
----------------------------------------X

Appearances:

For Plaintiffs:
Rory O. Millson
Gary A. Bornstein
Andrew Kratenstein
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019

M. Alexander Bowie
Day, Berry & Howard LLP
875 Third Avenue
New York, NY 10022

For Defendants:
Theodore N. Mirvis
Stephen R. DiPrima
William Savitt
Adam M. Gogolak
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150

DENISE COTE, District Judge:

     This litigation raises the issue of whether a putative

tender offeror has standing under Section 13(d) of the

Securities Exchange Act of 1934, 15 U.S.C ss. 78(m) (d) ("Section

13(d)" and "Exchange Act"), to bring an action for injunctive relief.  The litigation arises in the context of a battle

between European companies for control of Spain's largest

electrical utility, Endesa, S.A. ("Endesa").  Finding that a tender offeror does have standing, and that the other grounds pressed by defendants to dismiss this action must be rejected,

the defendants' motion to dismiss is denied.  Decision is

reserved on plaintiffs' motion for a preliminary injunction.

     Plaintiffs E.ON AG, E.ON Zwolfte Verwaltungs GmbH and BKB

AG (collectively "E. ON") are German power and gas companies that have announced their intention to make a tender offer for

Endesa.1  Defendants Acciona, S.A. and Finanzas, S.A.

(collectively "Acciona") are Spanish and international

corporations engaged in the development and management of

infrastructures, services, and renewable energies, which have recently acquired over 20% of the equity of Endesa.  Endesa's shares are traded in the United States as American Depository


----------------
1 Plaintiff E.ON Zwolfte Verwaltungs GmbH is a wholly owned subsidiary of E.ON AG and was formed for the sole purpose of carrying out the tender offer for Endesa. BKB AG is an indirect wholly-owned subsidiary of E.ON AG and owns 46,000 ordinary shares of Endesa. It acquired these shares in the ordinary course of investment activities prior to E.ON's February 2006 announcement of its intent to launch a tender offer for Endesa.

Shares ("ADSs").2  Pursuant to Section 13(d), therefore, Acciona is required to file with the Securities and Exchange Commission

("SEC") and serve on Endesa documents describing its purchases and intentions.  Plaintiffs' First Amended Complaint asserts two claims for injunctive relief under Section 13(d), alleging that

Acciona's Section 13(d) filings contain material misstatements and omissions.

     E.ON requests a preliminary injunction 1) compelling

Acciona to file corrective disclosures under Section 13(d), 2)

enjoining Acciona from purchasing or making any arrangements to purchase any Endesa securities, 3) requiring Acciona to

terminate its arrangements with Banco Santander Central Hispano,

S.A. ("Santander"), a Spanish financial institution, which has assisted Acciona to purchase Endesa securities, 4) requiring

Acciona to divest itself of any Endesa securities acquired on or after October 5, 2006, 5) requiring Acciona to vote its Endesa shares in proportion to the votes cast by the remaining Endesa shareholders, 6) enjoining Acciona from making any additional

----------------
2 In order for a foreign corporation to trade on an American stock exchange, the foreign corporation must issue and deposit American Depository Shares ("ADSs") with an American financial institution. KINGDOM 5-KR-41 LTD., v. STAR CRUISES PLC, No. 01 Civ. 2946 (DLC), 2005 WL1863832, at *1 (S.D.N.Y. Aug. 8, 2005).
The depository institution then issues American Depository Receipts ("ADRs") to the beneficial owners of the ADSs, who may sell the ADSs on American securities exchanges. ID. The ADR system is the means by which American investors hold and trade equity interests in foreign companies. ID.

material misstatements or omissions in connection with Endesa securities, and 7) granting such other and further relief as the

Court may deem just and proper.

BACKGROUND

     The following facts are undisputed or as shown through the submissions on the preliminary injunction motion.


A. Gas Natural and E.ON Bids for Endesa

     The battle for control of Endesa began In 2005. On

September 5, 2005, the Spanish corporation Gas Natural announced its intention to commence a (Euro)23.2 billion bid for Endesa by offering (Euro)22 per share in a combination of cash and stock.

Endesa successfully resisted the bid In Spanish courts and Gas

Natural is currently restricted from acquiring Endesa shares outside its announced tender offer.3

     On February 21, 2006, E.ON announced an all-cash offer for

Endesa at (Euro)27.5 per share, for a total value of (Euro)29.1 billion or

----------------
3 A Madrid court has enjoined the Gas Natural bid pending a determination of whether the bid violates European antitrust laws; the Supreme Court of Spain also suspended the Spanish government's approval of Gas Natural's bid in April 2006. Gas Natural has also commenced litigation in Spain against E.ON, Endesa, and Deutsche Bank AG of Germany, an Endesa advisor and financier to E.ON.

nearly (Euro)6 billion more than the Gas Natural bid.4 Three days later, the Spanish Government acted to oppose E.ON's bid. It passed legislation requiring E.ON to obtain authorization from the Spanish National Energy Commission ("CNE") for the

acquisition of over 10% of the securities of or any percentage resulting in significant influence over any Spanish energy

company.  The CNE imposed nineteen conditions on E.ON for

approval of its tender offer for Endesa.5 Both E.ON and Endesa appealed the CNE's ruling to the Spanish Ministry of Industry,

arguing that the conditions violated Spanish law.

     The European Commission has concluded that the CNE

conditions imposed on E.ON violate European law, and so advised the Spanish government in August.  It formally struck down the

CNE's conditions on September 26, and has initiated proceedings to require the Spanish government to comply with its ruling. In response, on November 4, the Spanish Ministry of Industry lifted all but two of the conditions the CNE had placed on E.ON's bid.

----------------
4 E.ON's bid was contingent on the condition 1) that E.ON be tendered a minimum of 50.01% of Endesa stock, and 2) that Endesa shareholders amend an anti-takeover provision in Endesa's articles of incorporation that currently prohibits a shareholder from voting any more than 10% of Endesa stock.
5   The conditions would inhibit E.ON's ability to manage its
interest in Endesa and require divestiture of several key assets, effectively breaking up the company.

B. Acciona's Acquisition of Endesa Shares

     On September 25, the day before the European Commission's

decision was scheduled to be issued, Acciona announced that it had acquired 105,875,211 shares of Endesa, representing 10% of

Endesa's outstanding stock.  It purchased these shares at a

fixed price of (Euro)32.00 per share, totaling nearly (Euro)3.4 billion.

The purchase price was 9% higher than Endesa's closing price at the time, and higher than both the Gas Natural and E.ON bid

prlces. Acciona disclosed this acquisition to Spanish

regulators and the public.  It also announced that it was

interested in acquiring more Endesa shares without reaching 25%,

the percentage under Spanish law which would require it to

formulate a tender offer.  To assist in that acquisition plan,

Santander, Spain's largest bank, agreed to provide financing for

Acciona's purchases of an additional 10% of Endesa's shares.

Acciona applied to the CNE for approval to exceed the 10%

ownership threshold set by Spanish law.


C. Total Return Swap Arrangements with Santander

     Pending approval of Acciona's application to the CNE,

Santander made a series of purchases of Endesa stock, protected by a set of arrangements with Acciona known as total return

swaps. This essentially allowed Acciona to secure up to 20% of

Endesa. These agreements were finalized and collectively set forth in a Master Agreement between Acciona and Santander that went into effect on September 25.  Between September 27 and

October 19, Acciona entered into fourteen total return swap

agreements with Santander, a form of derivative transaction to neutralize the risk of any lncreases In the price of Endesa

shares.  The agreements provide that on the closing date, (1)

Santander will pay to Acciona the market value of the covered shares as of a certain valuation date plus any dividends

actually paid by Endesa on the covered shares and (2) Acciona will pay to Santander a set price (the number of covered shares multiplied by an agreed-upon price per share) plus any interest accrued.  Each agreement provides for its settlement in cash on a net basis, and contains an early termination provision

allowing Acciona to terminate the swap on five days written

notice.  In simpler terms, the total return swaps appear to

serve as a mechanism for Santander to acquire Endesa securities with the guarantee that Acciona will purchase these securities on the closing date of these agreements.


D. Disclosure In Spain - Statements to the Press and Hechos

Relevantes

     On September 26, Acciona's spokesperson referred to the

company's acquisition of 10% of Endesa's securities the day

before stating, "the share packet gives us the right to name the managlng team, and we would like to count on (current chairman)

Pizarro, if he lS cooperative." He alluded to Acciona's desire to influence the membership of Endesa's board of directors and management when he told the press, "We want to be the biggest shareholder.  We want to participate in management.  We want to lead Endesa."

     Acciona also disclosed the acquisition and its total return swap agreements with Santander in two Hechos Relevantes, or

"Relevant Facts," filed with the Spanish securities regulator,

the Comision Nacional del Mercado de Valores ("CNMV"). The

Additional Informative Memorandum to the September 26 Hecho

Relevante made the following disclosure:

     In preparation for a decision to increase the investment [in Endesa] beyond the 10% initially acquired, Acciona has contracted for financial coverage to neutralize the risk of fluctuation of the purchase price by an additional 3.692% of the capital in the event that the quotation deviates from the price paid ((Euro)32) in the initial investment.

The next day, Acciona filed another Hecho Relevante, disclosing that it had "contracted for financial coverage to neutralize the risk of fluctuation of the price of acquisition of 1.318% of the capital stock of Endesa, S.A., in the event that its quotation deviates from (Euro)34.79." Acciona also specified that "this contracting" was "in addition to" the 3.692% previously covered,

"such that the total financial coverage to date amounts to 5.01%

of the capital stock" of Endesa.

     On September 29, Santander publicly filed a note with the

CNMV disclosing its acquisition of approximately 5% of Endesa stock and stating that the "positions acquired on September 26 and 27 correspond to the coverage of various derivative

transactions executed on those same dates with Acciona, S.A."

     According to October 2 press reports, Acciona's

spokesperson stated, "We'll only leave [Endesa] if the E.ON bid prospers, and we'll do everything we can to make sure that

doesn't happen." Two days later, the press indicated that he said that Acciona "seeks to lead, put together, an alternative group to what there was," referring to E.ON's takeover bid for

Endesa.


E. Acciona's Schedule 13D

     On October 5, 2006, ten days after its purchase of 10% of

Endesa's securities, Acciona filed a Schedule 13D.  The Schedule

13D reported that Acciona acquired ADSs representing (Euro)3,388 billion worth of Endesa shares through a "market transaction"

financed through Santander. Acciona's Schedule 13D stated,

     Acciona, through Finanzas, acquired the ADSs and the underlying shares for investment purposes. Acciona, through Finanzas, may acquire additional ADSs of the Issuer up to a total of 25% of the issued and outstanding Shares and has secured financing to acquire ADSs representing up to 20% of the issued and outstanding Shares.

Acciona also disclaimed "any plans or proposals" that relate to

     (a) the acquisition of additional securities of the Issuer or the disposition of the securities of the Issuer; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries; . . . (d) additional changes in the present board of directors or management of the Issuer; . . . (f) other material changes in the Issuer's business or corporate structure; (g) and any changes in the Issuer's charters, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer . . . .

     Acciona filed its Schedule 13D on October 5, 2006, a date

on which it executed the fifth of fourteen total return swaps with Santander, yet did not disclose the existence of these

agreements, their purpose, or their details.  Rather, Acciona stated, "[n]either Acciona nor Finanzas has any contracts,

arrangements, understandings or relationships (legal or

otherwise) with any person with respect to any securities of the

Issuer . . . ."


F. E.ON files suit In the Southern District of New York

     On October 12, E.ON filed a complaint alleging that

Acciona's Schedule 13D contained false and misleading statements in violation of Section 13(d)'s disclosure requirements. The next day, the parties met at an initial pre-trial conference to address the plaintiffs' request to begin expedited discovery.

The defendants were ordered to gather the requested documents promptly, and to accommodate defense counsel, who had just been retained, the parties were ordered to return for a conference on

October 20.  On October 16, E.ON moved for a preliminary

injunction.


G. Acciona's October 16 Statements to the Press

     During this period, Acciona's spokesperson made further

public statements alluding to Acciona's intention to take over

Endesa. As reported on October 16, he stated, "Acciona's

strategy at this time is to try to convince other groups -- not necessarily Spanish, although preferably so -- to participate with [Acciona's chairman] in taking control of Endesa." He also told the press that Acciona intends to "tak[e] control of

Endesa" and has "no inclination to remain as minority partners"

in Endesa.


H. Acciona's Amendment No.1 to its Schedule 13D

     On October 19, Acciona filed the first amendment

("Amendment No. 1") to its Schedule 13D. Amendment No. 1 sought to cure various defects in Acciona's original Schedule 13D

filing.  It revealed that Santander had agreed to provide bridge financing for Acciona to purchase an additional 10% of Endesa's shares.  It also disclosed the existence of total return swap agreements between Acciona and Santander for 9.63% of Endesa's shares.  This filing provided information on 1) the existence of fourteen separate total return swap agreements between Acciona and Santander commenclng between September 27 and October 19,

2006, 2) the trade date of each swap, 3) the effective date of each swap, 4) the entitlement (number and total market value of shares) that Finanzas will receive from Santander on the

Valuation Date (December 29, 2006), and 5) the amount Acciona will pay Santander for the shares on the closing date.

Amendment No. 1 stated that the total return swaps do not give

Acciona the right to acqulre, dispose of or vote the shares, nor requlre Santander to hold any shares or ADSs for Acciona.

     While neither party is committed by a LEGALLY BINDING AGREEMENT OR OTHERWISE with respect to such purchase or sale, following receipt of approval from the CNE, the Reporting Persons expect to have the opportunity to purchase in the market, at a cost reflecting the amounts payable by Finanzas under the total return swaps, a number of shares equivalent to the number of shares and ADSs that Banco Santander has accumulated or will accumulate in the future as a hedge in connection with the total return swaps.

(Emphasis added.)  Amendment No. 1 also stated that the total return swaps "will be settled in cash."

     Amendment No. 1 explicitly disavowed any present intention to block E.ON's bid stating

     The Reporting Persons continue to evaluate their options with respect to the proposed E.ON tender offer and may or may not choose to tender shares or ADSs held by them in such offer. The Reporting Persons have had discussions with the Issuer and with E.ON regarding E.ON's proposed tender offer and the Issuer [sic] and may continue to discuss this and other matters with such persons.

     With respect to Acciona's intentions to gain control of

Endesa, its board of directors, or management, Amendment No. 1 stated,

          The Reporting Persons PRESENTLY INTEND TO BECOME A KEY SHAREHOLDER of the Issuer. To this end, assuming they continue to hold or acquire sufficient Shares or ADSs, and subject to compliance with regulatory, legal and other requirements, the Reporting Persons presently intend to take an active role with respect to the management and operations of the Issuer, AND MAY SEEK REPRESENTATION ON
     THE ISSUER'S BOARD of directors and/or management team. Of course, there can be no assurance that the Reporting
     Persons will be able to achieve any of these objectives
     and the Reporting Persons may change their plans at any time based on their continuing evaluation of their options with respect to the Issuer and the Shares and ADSs and changing circumstances more broadly . . . .

          Reporting Persons may choose to avail themselves of . . . procedures, which would entitle them to nominate and elect one director at their current holding of 10%, two directors if their holdings reach 15.384%, or three directors if their holdings reach 23.076%. [T]HE
     REPORTING PERSONS HAVE NO PRESENT PLANS OR PROPOSALS REGARDING THE PROVISIONS IN THE ISSUER'S ORGANIZATIONAL DOCUMENTS REGULATING THE COMPOSITION OF AND ELIGIBILITY OF PERSONS TO SERVE ON THE ISSUER'S BOARD.

(Emphasis added.)

     Amendment No. 1 denies that Acciona has any plans or

proposals to amend or repeal the Endesa by-law providing that no shareholder may vote more than 10% of outstanding shares, on for example any merger.

     [U]nless this provision in the Issuer's organizational documents is repealed or amended, the Reporting Persons will be prohibited from voting more than 10% of the outstanding Shares, on any merger or otherwise, outside of the context of appointing directors pursuant to the proportional representation rights referred to above. THE REPORTING PERSONS HAVE NO PRESENT PLANS OR PROPOSALS

     REGARDING THE ELIMINATION OR AMENDMENT OF THIS PROVISION OF THE ISSUER'S ORGANIZATIONAL DOCUMENTS; they may in the future seek or support such elimination or amendment (whether to decrease or increase the current 10% limitation) depending on their view of their best interests and other factors in light of marketplace, industry and other conditions.

(Emphasis supplied.)  Finally, Amendment No. 1 included English translations of the bridge credit contract, credit commitment,

and commitment letter between Acciona and Santander for

financing of Acciona's purchase of Endesa securities; the Master

Agreement governing the total return swaps between the entities;

and E.ON's complaint against Acciona in this action.


I. Acciona's Subsequent Amendments to its Schedule 13D

     Acciona has filed subsequent amendments to its Schedule

13D: a second on October 25 ("Amendment No.2") and a third on

November 7 ("Amendment No. 3").6 Amendment No.2 included

information about a new Hechos Relevante filed with the Spanish securities regulators on October 20, reiterating Acciona's "firm intention to become a key shareholder" of Endesa and that it had not reached "any agreement whatsoever with E.ON," nor did it contemplate selling its interest in the Issuer, and that "any news or rumor otherwise lacks all basis." Amendment No.2 also revealed for the first time that as a part of their total return

----------------
6 Although not formally part of the parties' submissions, they have advised the Court that Acciona has also filed Amendment No.
4.

swaps agreement, Acciona would pay Santander "a commission . . .

in an amount equal to 0.9% with respect to the first 5% tranche and 1.0% with respect to the value of the next 5% tranche." In addition to the attachments included to Amendment No.1, this filing included confirmations of the total return swaps entered into by Acciona and Santander between October 12 and 19, and an

English translation of the October 20 Hecho Relevante that

Acciona filed with the CNMV.

     Acciona filed Amendment No. 3 to its Schedule 13D after the

CNE approved its application to acquire up to 25% of Endesa

securities, the threshold above which purchasers are required to formulate a mandatory tender offer pursuant to Spanish law.

Acciona included as attachments to Amendment No. 3 an English translation of the CNE resolution and the Amended complaint in this action, filed by the plaintiffs on the day of the CNE

decision. ID.


J. Procedural History

     On Friday, October 20, Acciona moved to dismiss the action.

At a conference on that day, the procedural framework for

addressing amendments to plaintiffs' complaint, the plaintiffs'

motion for a preliminary injunction and its amendment, and the defendants' motion to dismiss were established, as reflected in an Order of October 27. Discovery was stayed pending a decision on the motion to dismiss.

     In support of its motion for a preliminary injunction and

In opposition to defendants' motion to dismiss, the plaintiffs submitted affidavits from Pedro Perez-Llorca Zamora, Spanish counsel to E.ON, and Frank Possmeier, Vice President, Mergers

and Acquisitions at E.ON AG, and two affidavits authenticating documents.  In support of its motion to dismiss and opposition to plaintiffs' motion for a preliminary injunction, the

defendants submitted two affidavits authenticating documents.

     The hearing on plaintiffs' motion for a preliminary

injunction and defendants' motion to dismiss took place on

November 16.  The defendants' motion to dismiss was denied from the bench and decision on plaintiffs' motion for a preliminary injunction was reserved, with an opinion to follow.  This is that Opinion.  The parties were permitted to begin expedited discovery.

     The parties will be making additional submissions on the

preliminary injunction motion on December 11 and December 15. A hearing is currently scheduled for December 20.  It is expected that Endesa shareholders may be required to make decisions on one or more tender offers as early as January 2007.

DISCUSSION

     Acciona has moved to dismiss this action and E.ON has moved for a preliminary injunction.  Before addressing these two

motions, the issue of subject matter jurisdiction must be

resolved.


I. Subject Matter Jurisdiction

     Acciona claims that this Court lacks subject matter

jurisdiction over this dispute.7 A plaintiff bears the burden of proving by a preponderance of the evidence that subject matter jurisdiction exists. MCNUTT V. GEN. MOTORS ACCEPTANCE CORP.,

298 U.S. 178, 189 (1936); OVERTON V. N.Y. STATE DIV. OF MILITARY

& NAVAL AFFAIRS, 373 F.3d 83, 93 (2d Cir. 2004).  Jurisdictional

allegations must be shown affirmatively, and may not be inferred favorably to the party asserting it.  SHIPPING FIN. SERVS. CORP.

V. DRAKOS, 140 F.3d 129, 131 (2d Cir. 1998).

     Acciona contends that there is no subject matter

jurisdiction over this lawsuit since it is a foreign dispute that does not involve U.S. parties or the U.S. securities

market.  Title 15 of the United States Code, which sets forth the various statutes governing securities exchanges, is silent

----------------
7 Acciona did not make this argument in its motion to dismiss, but did raise it in opposition to E.ON's motion for a preliminary injunction and in its reply papers on the motion to dismiss.

as to the extraterritorial application of these statutes.

Subject matter jurisdiction may nonetheless extend to "claims involving transnational securities frauds." S.E.C. V. BERGER,

322 F.3d 187, 192 (2d Cir. 2003) (citation omitted). Where "a court is confronted with transactions that on any view are

predominantly foreign, it must seek to determine whether

Congress would have wished the precious resources of United

States courts and law enforcement agencies to be devoted to them rather than to leave the problem to foreign countries." ID.

(citation omitted).

     Most, if not all, of the cases addressing the application

of America's securities laws to transnational securities frauds arise in the context of lawsuits seeking rescission or damages and grapple with the extent to which our nation's securities laws should be applied to frauds perpetrated abroad that damaged overseas investors.  This Court has not found and the parties have not cited any case in which the issue of subject matter jurisdiction has been resolved where the lawsuit seeks solely injunctive relief for alleged deficiencies in a Title 15 filing.

There is a strong argument that a plaintiff who attacks solely the adequacy of American regulatory filings, and who does not bring a claim for damages, is not seeking to apply our

securities laws extraterritoriality and that the transaction at issue should not be viewed as "predominantly foreign," even where the alleged misrepresentations and omissions in the filing relate to foreign events.8  The accuracy and reliability of SEC filings go to the heart of the integrity of the American

regulatory system. It is unnecessary to resolve this issue,

however, since there is subject matter jurisdiction here even if the controversy is classified as a predominantly foreign one.

     In deciding whether American securities laws should be

applied to predominantly foreign transactions, courts analyze two factors: "(1) whether the wrongful conduct occurred in the

United States, and (2) whether the wrongful conduct had a

substantial effect in the United States or upon United States citizens." Berger, 322 F.3d at 192 (citation omitted). The

conduct and effects tests do not have to be applied separately or distinctly.  Rather, "an admixture or combination of the two often gives a better picture of whether there is sufficient

United States involvement to justify the exercise of

jurisdiction by an American court."  ITOBA LTD. V. LEP GROUP

PLC, 54 F.3d 118, 122 (2d Cir. 1995).

     In considering the conduct test, the Second Circuit has

held that

----------------
8 There is no dispute that Acciona was required to file a
Schedule 13D. Therefore, this case does not raise the issue of whether federal registration or filing statutes apply to foreign transactions. SEE EUROPE & OVERSEAS COMMODITY TRADERS, S.A. V.
BANQUE PARIBAS LONDON, 147 F.3d 118, 123 (2d Cir. 1998).

     jurisdiction exists only when substantial acts in furtherance of the fraud were committed within the United States, and that the test is met whenever (1) the defendants' activities in the United States were more than merely preparatory to a securities fraud conducted elsewhere and (2) the activities or culpable failures to act within the United States directly caused the claimed losses.

BERGER, 322 F.3d at 193 (citation omitted).  It is well

established that SEC filings, when they include substantial

misrepresentations, "may be a predicate for subject matter

jurisdiction." ITOBA, 54 F.3d at 123.  In ITOBA, the Second

Circuit found subject matter jurisdiction over claims brought under Sections 10(b) and 20 of the Exchange Act and Rule 10(b)-5

against a British issuer and its United States-based officers based in part on the issuer's filing of a Form 20-F with the

SEC.9  ID. at 122.

     In determining whether certain effects have had a

"substantial" effect in the United States, as measured under the effects test, courts are reluctant to apply our securities laws to "transactions that have only remote and indirect effects in the United States." CONSOL. GOLD FIELDS PLC, V. MINORCO, S.A.,

871 F.2d 252, 262 (2d Cir. 1989).  Nonetheless, an effect on

United States investors can exist when there are only a

"relatively small number" of American investors.  ID. As the

----------------
9 A Form 20-F is a statement filed by certain foreign private issuers for purposes of registering with or reporting to the SEC. 17 C.F.R. ss. 249.220f.

Second Circuit observed in CONSOL. GOLD FIELDS, if it had

already found in BERSCH V. DREXEL FIRESTONE, INC., 519 F.2d 974

(2d Cir. 1975), "that Congress intended American anti-fraud laws to apply to a transaction involving 41,936 shares owned by 22

American residents, then surely we must come to the same

conclusion . . . where American residents representing 2.5% of

Gold Field's shareholders owned 5.3 million shares with a market value of about $120 million." COLSOL. GOLD FIELDS, 871 F.2d at

262.

     Subject matter jurisdiction over this Section 13(d) action is properly found under either the conduct or effects test, and certainly under a combined analysis of the two tests. The

action addresses the adequacy of Acciona's Schedule 13D filings.

Although the plaintiffs, defendants, and target company are all foreign entities, approximately 2% of Endesa shares are traded on the New York Stock Exchange, and 15.3% of the company's

securities are held by U.S. investors. Although not essential to a finding of jurisdiction, Acciona's initial investment was through a purchase of ADSs and it declared in its Schedule 13D the possibility of acquiring 20% of Endesa's shares through the purchase of additional ADSs.  The need to protect the integrity of Acciona's SEC filings and provide reliable information to

American investors is clear.

     The defendants' recourse to BERSCH, 519 F.2d 974, is

unavailing.  In BERSCH, the Court of Appeals found that subject matter jurisdiction existed over claims brought under the

Exchange Act and the Securities Act of 1933 despite, as already noted, the small number of investors residing in America. ID.

at 991, 993.

     Acciona contends that subject matter jurisdiction does not exist because E.ON is a foreign plaintiff.  In BERSCH, the Court of Appeals held that the United States securities laws do not apply to "losses from sales of securities to foreigners outside the United States unless acts (or culpable failures to act)

within the United States directly caused such losses." ID. at

993.  Recently, the Hon. Barbara S. Jones of this district found that no subject matter jurisdiction existed over an Exchange Act

Section 10(b) class action when foreign acts, and not domestic acts, directly caused the losses of the named plaintiffs who were foreigners, and where no domestic named plaintiff had

suffered a loss. IN RE NAT'L AUSTRALIA BANK SEC. LITIG., No. 03

Civ 6537, 20 (S.D.N.Y. Oct. 25, 2006) (order granting motion to dismiss with leave to file amended complaint with respect to domestic plaintiffs only).

     These and other similar cases are inapposite to an action

under Section 13(d) for injunctive relief. As described below,

Section 13(d) is intended to protect the shareholders of the issuer so that they can make informed decisions when confronted with a cash tender offer.  There is no dispute that Acciona was required to file a Schedule 13D and appropriate amendments and that a significant proportion of Endesa's shareholders are U.S.

investors.  In this context, unlike an action for damages, the fact that the plaintiff is foreign is quite beside the point.

E.ON's claim for injunctive relief under Section 13(d) therefore falls within the subject matter jurisdiction of this Court.


II. Motion to Dismiss

     Acciona moves to dismiss the complaint for lack of subject matter jurisdiction, failure to state a claim, and failure to plead with particularity under Rules 12(b)(1), 12(b)(6) and

9(b), Fed. R. Civ. P., and the Private Securities Litigation

Reform Act of 1995, 15 U.S.C. ss. 78u-48 (b)(1) ("PSLRA"). Acciona

contends that 1) E.ON does not have standing under Section 13(d)

as either a shareholder or tender offeror, 10 2) Acciona's first

----------------
10 Acciona has characterized its standing argument as an issue of subject matter jurisdiction. There is no contention, however, that E.ON does not have constitutional standing to bring this action. SEE COAN V. KAUFMAN, 457 F.3d 250, 256 (2d Cir. 2006); ALLIANCE FOR ENVTL. RENEWAL, INC. V. PYRAMID CROSSGATES CO., 436 F.3d 82, 85-86 (2d Cir. 2006). The precise issue raised by Acciona's motion is whether Section 13(d) creates a private right of action for a plaintiff like E.ON. Statutory standing is ordinarily a jurisdictional issue, COAN, 457 F.3d at 256 n.3, but is a motion that may be brought under Fed. R. Civ. P. 12(b)(6). SEE MCCLELLAN V. CABLEVISION OF CONN., INC., 149 F.3d 161, 164, 169 (2d Cir. 1998) (reversing district court's grant two amendments to its Schedule 13D have mooted E.ON's claims, and 3) E.ON fails to plead fraud with the particularity required by the PSLRA and Rule 9(b).  The motion fails.


1. Standing

     Acciona claims that E.ON lacks standing either as a

shareholder of or tender offeror for Endesa securities to bring a claim under Section 13(d) against Acciona for disclosure

violations.  In 1968, the Williams Act added Section 13(d) and other provisions to the Exchange Act "in response to the growing use of cash tender offers as a means for achieving corporate takeovers." PIPER V. CHRIS-CRAFT INDUS. INC., 430 U.S. 1, 22

(1977). At the time,

     [t]he proliferation of cash tender offers, in which publicized requests are made and intensive campaigns are conducted for tenders of shares of stock at a fixed price, removed a substantial number of corporate control contests from the reach of existing disclosure requirements of the federal securities laws.

ID. Section 13(d) in particular was "intended to alert

investors to potential changes in corporate control so that they could properly evaluate the company in which they had invested

----------------------------------------------------------------
of defendants' motion to dismiss under Fed. R. Civ. P. 12(b)(6) on grounds that Cable Communications Policy Act provides an implied private cause of action for violations). In any event, references in this Opinion to E.ON's standing to bring the
Section 13(d) claim are intended as references to the existence of a private right of action under the statute.

or were investing."  GAF CORP. V. MILSTEIN, 453 F.2d 709, 720

(2d Cir. 1971).

     Section 13(d) is a reporting statute that requires any

person who acquires more than five percent of a company's

securities to send to that company and the exchanges on which the securities are traded, and to file with the SEC a statement,

known as a Schedule 13D, providing the identity of the acquirer and other information specified in the statute.  SEE 17 C.F.R. ss.

240.13d-101.  Section 13(d) reads in pertinent part as follows:

     Any person who, after acquiring directly or indirectly the beneficial ownership of any equity security of a class . . . of more than 5 per centum . .. shall, within ten days after such acquisition, send to the issuer of the security . . . , send to each exchange where the security is traded, and file with the Commission, a statement containing . . . the following information . . .
          A) the background, and identity, residence, and citizenship of and nature of such beneficial ownership by, such person . . . ;
          B) the source and amount of the funds or other consideration used . . . in making the purchases . . . ;
          C) if the purpose of the purchase or prospective purchases is to acquire control of the business of the issuer . . . , any plans or proposals which such persons may have to . . . make any . . . major change in its business or corporate structure;
          D) the number of shares of such security which are beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence, and citizenship of each such associate.
          E) information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer . . . , naming the persons with whom such contracts, arrangements, or understandings have been entered into and giving the details thereof.

15 U.S.C. ss. 78(m)(d)(1).

     Section 13(d) does not explicitly provide a private right

of action, but the Court of Appeals for the Second Circuit has long found an implied private right of action for both issuers and shareholders to bring claims for injunctive relief under this provision. GAF CORP., 453 F.2d at 719-20 & n.21. SEE ALSO

RONDEAU V. MOSINEE PAPER CO., 422 U.S. 49, 65 (1975) (Section

13(d) provides a private right of action); GLOBAL INTELLICOM,

INC., V. THOMSON KERNAGHAN & CO., No. 99 Civ. 342 (DLC), 1999 WL

544708, at *12 (S.D.N.Y. July 27, 1999) (same). The validity of the GAF CORP. ruling was recently reaffirmed by the Court of

Appeals in HALLWOOD REALTY PARTNERS, L.P. V. GOTHAM PARTNERS,

L.P., 286 F.3d 613, 621 n.9 (2d Cir. 2002).  In concluding that neither shareholders nor issuers have standing to bring a claim for DAMAGES under Section 13(d), the HALLWOOD court observed that it did not "intend to cast doubt on the continued validity of GAF CORP. with respect to INJUNCTIVE relief." ID. (emphasis supplied).

     Section 13(d) also permits a tender offeror to bring a

claim for injunctive relief. Decades ago, the Honorable Morris

E. Lasker of this court concluded that a tender offeror has

standing to sue for injunctive relief under another Williams Act provision, Section 14(e).11 HUMANA, INC. V. AMERICAN MEDICORP,

445 F. Supp. 613, 615 (S.D.N.Y. 1977).  SEE ALSO MOBIL CORP. V.

MARATHON OIL CO., 669 F.2d 366, 371-72 (6th Cir. 1981).  That

same analysis has been used by at least one court to find that a tender offeror has standing to bring a claim for injunctive

relief under Section 13(d) as well.  TORCHMARK CORP. V. BIXBY,

708 F. Supp. 1070, 1078-79 (W.D. Mo. 1988).

     This conclusion is not surprising.  The analysis that

implies the existence of a right of action for shareholders and lssuers under Section 13(d) similarly supports the finding of an identical right for tender offerors.  Indeed, there is no

principled distinction that would militate against the

implication of a private right of action for tender offerors seeking solely injunctive relief while finding that shareholders and the lssuer have such standing. While there are distinctions that can be made when assesslng standing in the context of an action for damages under the Williams Act, those distinctions are inapplicable to injunctive actions.  SEE, E.G., PIPER, 430

U.S. at 47 & n.33 (holding that tender offerors do not have

standing under Section 14(e) to bring an action for damages;

declining to reach issue of whether an issuer or shareholder has such standing).

----------------
11 Section 14(e) of the Exchange Act is the antifraud provision of the Williams Act. 15 U.S.C. ss. 78n(e).

     The central concern in deciding whether a private right of action has been created by Congress is the determination of

congressional intent.  HALLWOOD, 286 F.3d at 619.  In divining congressional intent, courts examine as well the other factors identified in CORT V. ASH, 422 U.S. 66 (1975), specifically, the consistency of the remedy with the underlying purposes of the legislative scheme, whether the plaintiff was a member of the class for whose benefit the statute was enacted, and whether the cause of action is one traditionally relegated to state law, ID.

at 78, to the extent that these factors illuminate the

legislative intent.  HALLWOOD, 286 F.3d at 619 n.7. Absent a finding of express congressional intent, however, a "cause of action does not exist and courts may not create one, no matter how desirable that might be as a policy matter, or how

compatible with the statute." ALEXANDER V. SANDOVAL, 532 U.S.

275, 286-87 (2001).

     As described in detail by both the Supreme Court and the

Second Circuit, "the sole purpose of the Williams Act was the protection of investors who are confronted with a tender offer."

PIPER, 430 U.S. at 35. SEE ALSO GAF CORP., 453 F.2d at 717 &

n.16. Shareholders, however, rarely have the knowledge of the violation or the resources to engage in the complex and

expensive litigation associated with enforcement of Williams Act disclosure. SEE ID. at 721. In finding that Congress impliedly intended that issuers bring injunctive actions to enforce

Section 13(d)'s disclosure requirements, the Second Circuit

noted that the "Williams Act was entitled 'An Act Providing for full disclosure of corporate equity ownership of securities

under the Securities Exchange Act of 1934.'" ID. at 720. It

reasoned that the Act was intended to "alert investors to

potential changes in corporate control" and that the issuer "can promptly and effectively police Schedule 13D filings." ID. at

720-21.12

     Similarly, a tender offeror has not only the resources, but also the self-interest which the GAF CO. court identified as

"vital to maintaining an injunctive action," ID. at 719, when it found standing for an issuer under Section 13(d). As Judge

Lasker observed, allowing a tender offeror to bring a suit for injunctive relief under the Williams Act puts "the tools for enforcement of [the Act's] fair-play provisions into the hands of those most likely and able to make use of them." HUMANA, 445

F. Supp. at 615 (citation omitted). As the Supreme Court

acknowledged in PIPER, "in corporate control contests the stage of preliminary injunctive relief, rather than post-contest

----------------
12 It matters little that GAF CORP.'S analysis relied in part on the "now dubious" analysis enunciated in J.I. CASE CO. V. BORAK, 377 U.S. 426 (1964), to find a private right of action. HALLWOOD, at 621 n.9. Neither the Supreme Court nor Congress has reconsidered the existence of the right to injunctive relief recognized in GAF CORP., and it is established law. ID.

lawsuits, 'is the time when relief can best be given.'" PIPER,

430 U.S. at 42 (citation omitted). "In a tender offer battle,

events occur with explosive speed and require immediate response by a party seeking to enjoin the unlawful conduct." MOBIL

CORP., 669 F.2d at 371.

     Issues such as incomplete disclosure and manipulative practices can only be effectively spotted and argued by parties with complete knowledge of the target, its business, and others in the industry. The tender offeror has frequently made intensive investigations before deciding to commence its offer, and may often be the only party with enough knowledge and awareness to identify nondisclosure or manipulative practices in time to obtain a preliminary injunction.

ID.

     This takeover battle is an excellent illustration of an

instance in which a tender offeror is uniquely motivated to

identify deficiencies in Schedule 13D filings.  It appears that the Spanish government, and perhaps Endesa as well, will resist to the extent permitted by law, any takeover bid by a foreign company. In this case, the issuer may have little incentive to act to enforce Section 13(d)'s requirements and compel Acciona to make all necessary disclosures as it maneuvers to block the

E.ON bid. Endesa shareholders must rely on Acciona, the tender offeror, to enforce compliance with Section 13(d) by litigating the adequacy of Acciona's filings.

     Acciona makes several arguments in support of its

contention that E.ON does not have standing to bring an injunctive action under Section 13(d). Acciona asserts that the court in LUPTAK V. CENTRAL, No. 8-70068, 1979 WL 1280, at *14

(E.D. Mich. July 30, 1979), AFF'D, 647 F.2d 165, 1981 U.S. App.

LEXIS 19956 (6th Cir. 1981),13 has squarely ruled that a tender offeror does not have standing to bring a claim for injunctive relief. To the contrary, the LUPTAK courts cited HUMANA with approval, and ruled only that in the case before them the

shareholders would not benefit from injunctive relief. LUPTAK,

1979 WL 1280, at *4; 1981 U.S. App. LEXIS 19956, at *4, *13. As

of the time that the district court ruled on the Section 13(d)

standing issue in LUPTAK, the shareholders had approved the

merger, the merged entity had been dissolved, and shareholders had received their payments.14

     Several of the cases on which Acciona relies are

inapposite.15 In EDELSON V. CH'IEN, 405 F.3d 620 (7th Cir.

----------------
13 Acciona also relies on the Sixth Circuit's affirmance of LUPTAK in an unpublished opinion. LUPTAK V. CENTRAL, 647 F.2d 165, 1981 U.S. App. LEXIS 19956 (6th Cir. 1981). Under the
rules of the Sixth Circuit, "unpublished opinions cannot be cited to the Sixth Circuit Court of Appeals." ID.
14 It may be more appropriate to view the analysis in LUPTAK as a decision on the merits rather than one addressed to standing to bring injunctive relief, but the courts did purport to conduct an analysis of standing. LUPTAK, 1979 WL 1280, at *12; 1981
U.S. App. LEXIS 19956, at *4-5.
15 For instance, IN RE DOW CHEMICAL SEC. LITIG., No. 00 Civ. 3364
(DC), 2000 WL 18866, at *2 (S.D.N.Y. Dec. 28, 2000), addressed standing in the context of a claim for both injunctive relief and damages under Sections 13(d) and 20(a) of the Exchange Act brought by shareholders of the acquiring company. The Hon.

2005), the Seventh Circuit refused to imply a cause of action for a former director of an issuer to require a Schedule 13D to be filed in a dispute over board membership. ID. at 634.

Integral to its decision was the conclusion that "Congress

intended to recognize a private cause of action under ss. 13(d)

only in the context of a tender offer or other contest for

control." Id. at 634. The Seventh Circuit's reasoning in

Edelson fully supports a finding of standing in this lawsuit.

     Acciona also argues that the four-factor CORT inquiry, and in particular the HALLWOOD court's reasoning, do not support a finding of standing for a tender offeror. Acciona emphasizes that Section 13(d) contains no rights-creating language and is simply a reporting statute. This argument has as much force

with respect to shareholders and issuers, both of whom the

Second Circuit has explicitly found to have standing to bring actions for injunctive relief. SEE GAF CORP., 453 F.2d at 720;

HALLWOOD, 286 F.3d at 621 n.9. It simply cannot be contested at this late date that Section 13(d) does confer standing to bring a claim for injunctive relief despite the absence of rights-

creating language.

     Next, Acciona points out that tender offerors are not the

class for whose benefit the statute was enacted. That is true.

------------------------------------------------------------------
Denny Chin found that while shareholders of the target company have standing, shareholders of the acquirer do not. ID.

The statute was enacted to protect shareholders. But that does not end the analysis. When it comes to injunctive relief, the

Second Circuit has already found that issuers have standing to bring Section 13(d) claims because that will assist in the

protection of shareholders. GAF CORP., 453 F.2d at 721. For

the reasons already explained, that same analysis applies to tender offerors, a conclusion of which this very case

illustrates the wisdom.

     In its last argument addressed to the CORT factors, Acciona argues that Section 18(a) of the Exchange Act should be

construed as the exclusive remedy for missatements. SEE TOUCHE

ROSS & CO. V. REDINGTON, 442 U.S. 560, 573-74 (1979); HALLWOOD,

286 F.3d at 619-20. Section 18(a) of the Exchange Act creates an express cause of action for shareholders and imposes

liability for making false and misleading statements in any

report or record required under the Exchange Act. 15 U.S.C. ss.

78r(a). While the existence of Section 18(a), which permits

shareholders to recover damages where they can prove reliance on misleading filings, is entirely relevant to the analysis of the existence of a private right of action for damages under the

Williams Act, SEE HALLWOOD, 286 F.3d at 619-20, it has little relevance to the issue of standing to bring a claim for

injunctive relief. Again, Acciona's argument concernlng Section

18(a) applies with equal force to both shareholders and issuers, both of whom have long been recognized to have standing to bring

Section 13(d) injunctive actions. In sum, the application of the CORT factors or the Second Circuit's reasoning in HALLWOOD,

where it addressed the issue of standing to bring a damages

claim under Section 13(d), do not alter the conclusion reached in this Opinion.

     It is worth underscoring that a standing analysis that has been applied to a claim for damages may have limited

applicability to a decision of whether there is standing to

bring a claim for injunctive relief. The Supreme Court itself observed in PIPER, 430 U.S. 1, that it was not reaching the

question of whether tender offerors had standing to bring a

cause of action for injunctive relief under Section 14(e), but was only addressing the issue in the context of a claim for

damages. ID. at 48 n.33. Courts heeded that distinction, and found that a tender offeror may have standing to bring a claim under Section 14(e) for injunctive relief. SIMON DEBARTOLO

GROUP L.P. V. RICHARD E. JACOBS GROUP, INC., 186 F.3d 157, 170

n.6 (2d Cir. 1999) (collecting cases); CAPITAL REAL ESTATE

INVESTORS, 929 F. Supp. 105, 109-110 (S.D.N.Y 1996). Similarly,

a tender offeror cannot bring a claim for damages under Section

10(b) of the Exchange Act, but does have standing to assert a claim for injunctive relief. DEBARTOLO, 186 F.3d at 170.

     Acciona also disputes that HUMANA, 445 F. Supp. 613,

provides any reliable guidance on the issue of a tender

offeror's standing under Section 13(d) since it (a) addressed

Section 14(e), which is a fraud provision for which private

rights of action have historically been implied, and (b) relied on a now abandoned analysis for finding an implied right of

action. Acciona itself has relied extensively on Section 14(e)

cases in making its argument that there is no standing for

tender offerors under Section 13(d), and those citations are not surprising. Both are Williams Act provisions, and while they address separate obligations, in construing them courts have frequently looked to the statute as a whole, particularly in an effort to divine the congressional intent underlying the

statute. Indeed, the Supreme Court has found guidance in

interpreting Section 13(d) from analyzing provisions of the

Exchange Act that were not even components of the Williams Act.

In concluding that there was a private right of action under

Section 13(d) for an issuer, the Court relied on Section 14(a),

which addresses proxy solicitations and was incorporated into the Exchange Act in 1934 before the Williams Act amendments

added Section 13(d). RONDEAU, 422 U.S. at 51, 63-64. As for

Acciona's second point, it applies with equal force to the

decision in GAF CORP., 453 F.2d 709, which for the reasons

recently explained by the Second Circuit in HALLWOOD, 286 F.3d at 621 n.9, does not undermine at this late date the continuing validity of its holding.

     Finally, Acciona contends that it is inappropriate to

confer standing under Section 13(d) on a tender offeror since a tender offeror's interests are adverse to shareholders.16 It points out that Endesa's stock price has increased 17% since

Acciona began its buying campaign, and that as a result, E.ON has had to raise its tender offer by 38%. It postulates that only shareholders should have standing, and not an entity that seeks to buy shareholder's shares at the cheapest possible

price. This is an odd argument for Acciona to make. While E.ON no doubt desires to complete its tender offer for as small an investment as possible, when it comes to the issue of Acciona's full compliance with Section 13(d), its interests are entirely aligned with those of Endesa's shareholders.17


----------------
16 Acciona argues that E.ON's standing must be addressed solely from the perspective of its status as a tender offeror and not a shareholder. It points out that Spanish law prevents E.ON from trading Endesa stock during the pendency of its tender offer, and that as a result it does not belong to the class of shareholders that Section 13(d) was designed to protect. SEE PIPER, 430 U.S. at 35-36. It is unnecessary to address this issue further, since for the reasons already described, E.ON has standing as a tender offeror.
17 To the extent that Acciona's Schedule 13D filings were misleading, shareholders who sold their stakes to Acciona -- as the stock price rose 17% -- may be able to show that they did not have the information to which they were entitled by our nation's securities law.

2. Rule 9(b) and the PSLRA

     Acciona has also moved to dismiss E.ON's claims pursuant to

Federal Rule of Civil Procedure 9(b) and the PSLRA. Rule 9(b)

requires that "in all averments of fraud or mistake, the

circumstances constituting fraud or mistake shall be stated with particularity." Fed. R. Civ. P. 9(b). Rule 9(b) applies to

securities law claims to the extent these "claims are premised on allegations of fraud." ROMBACH V. CHANG, 355 F.3d 164, 171

(2d Cir. 2004) (finding that Rule 9(b) applied to Sections 11 and 12(a) (2) claims under the Securities Act of 1933). Rule

9(b) requires that a complaint "(1) specify the statements that the plaintiff contends were fraudulent, (2) identify the

speaker, (3) state where and when the statements were made, and

(4) explain why the statements were fraudulent." LERNER V.

FLEET BANK, N.A., 459 F.3d 273, 290 (2d Cir. 2006). Under Rule

9(b) "[m]alice, intent, knowledge, and other condition of mind of a person may be averred generally." Fed. R. Civ. P. 9(b).

Nonetheless, "plaintiffs must allege facts that give rise to a strong inference of fraudulent intent." LERNER, 459 F.3d at 290

(citation omitted). "The requisite 'strong inference' of fraud may be established either (a) by alleging facts to show that defendants had both motive and opportunity to commit fraud, or

(b) by alleging facts that constitute strong circumstantial evidence of conscious misbehavior or recklessness." ID. at 290-

91 (citation omitted).

     Similarly, the PSLRA requires that any "securities fraud"

claims brought under the Exchange Act "specify each statement alleged to have been misleading, the reason or reasons why the statement is misleading, and, if an allegation regarding the statement or omission is made on information and belief, the complaint shall state with particularity all facts on which the belief is formed." 15 U.S.C. ss. 78(u)-4(b)(1). SEE ROMBACH, 355

F.3d at 170.

     It is unnecessary to decide whether E.ON's claims are

governed by the heightened pleading standards of the PSLRA and

Rule 9(b) since its claims, particularly with respect to the issues regarding the arrangements with Santander and Acciona's intent, meet the standards. This prong of Acciona's claim must also be denied.18


3. Mootness

     Finally, Acciona contends that its Amendment No. 1 mooted

the claims in E.ON's complaint. "The mootness doctrine provides

----------------
18 While Acciona made a general claim in its motion that the complaint failed to comply with the heightened pleading standards, by the time of its reply, it had abandoned that general claim and asserted only that the standard had not been met with respect to arrangements between Acciona and third parties other than Santander.

that 'an actual controversy must be extant at all stages of

review, not merely at the time the complaint is filed." CONN.

OFFICE OF PROT. & ADVOCACY FOR PERSONS WITH DISABILITIES V.

HARTFORD BD. OF EDUC., 464 F.3d 229, 237 (2d. Cir. 2006).

"Under Article III, section 2 of the Constitution, federal

courts lack jurisdiction to decide questions that cannot affect the rights of litigants in the case before them." DAVIS V.

N.Y., 316 F.3d 93, 99 (2d Cir. 2003). Such situations arise

when "there is no reasonable expectation that the alleged

violation will recur, and interim relief or events have

completely and irrevocably eradicated the effects of the alleged violation." ID. (citation omitted).

     E.ON has demonstrated a substantial likelihood that Acciona made misstatements and omissions in its original Schedule 13D filing and a likelihood that it also made misstatements and

omissions in Amendment No.1. Based on the current record in

this case, it is premature to find that Acciona has made

sufficient curative disclosures to fulfill the requirements of

Section 13(d). Acciona's motion to dismiss on mootness grounds is denied.


III. Motion for a Preliminary Injunction

     To obtain a preliminary injunction, a plaintiff must

establish: "(1) the likelihood of irreparable injury in the absence of such an injunction, and (2) either (a) likelihood of success on the merits or (b) sufficiently serious questions

going to the merits to make them a fair ground for litigation plus a balance of hardships tipping decidedly" in its favor.

MALLETIER V. BURLINGTON COAT FACTORY WAREHOUSE CORP., 426 F.3d

532, 537 (2d Cir. 2005) (citation omitted). SEE ALSO SEABOARD

WORLD AIRLINES, INC. V. TIGER INT'L, INC., 600 F.2d 355, 359 (2d

Cir. 1979) (applying this standard in litigation brought under

Section 14(e) of the Williams Act). When the relief sought will alter rather than maintain the status quo, the plaintiff must meet a heightened standard which requires the demonstration of a

"clear" or "substantial" likelihood of success on the merits.

BRONX HOUSEHOLD OF FAITH V. BD. OF EDUC. OF THE CITY OF N.Y.,

331 F.3d 342, 349 (2d Cir. 2003). While E.ON must meet the

ordinary standard in order to secure a preliminary injunction prohibiting Acciona from making future false statements and

requiring it to make corrective disclosures prior to the

consummation of a tender offer, SEE SONESTA INT'L HOTELS CORP.

V. WELLINGTON ASSOC., 483 F.2d 247, 250 (2d Cir. 1973), it must meet the higher standard to secure preliminary injunctive relief in the form of a judicial bar on Acciona's acquisition of

additional Endesa securities, the rescission of Acciona's prior purchases and the imposition of any limitations on its ability to vote its shares.

     The Second Circuit has held that "an injunction will issue for a violation of ss. 13(d) only on a showing of irreparable harm

TO THE INTERESTS WHICH THAT SECTION SEEKS TO PROTECT. Those

interests are fully satisfied when the shareholders receive the information required to be filed." MONY GROUP INC., V.

HIGHFIELDS CAPITAL MGMT., L.P., 368 F.3d 138, 147 n.9 (2d Cir.

2004) (emphasis added) (citation omitted). SEE ALSO TREADWAY

COS., INC. V. CARE CORP., 638 F.2d 357, 380 (2d Cir. 1980).

Prior to the consummation of a tender offer, a preliminary

injunction offers necessary relief when there has been a showing of a violation. SONESTA, 483 F.2d at 250,255 (Section 13(d)

and Section 14(e)).

A. Section 13(d)

     As already noted, Section 13(d) requires a person acquiring beneficial ownership of more than five percent of the equity securities of any issuer to file a Schedule 13D within ten days.

15 U.S.C. ss. 78m(d). Summarized briefly, Section 13(d) requires disclosure of: (1) the background and identity of the acquiring persons, (2) the source and amount of funds used to make the purchases, (3) any purpose to make major changes to the issuer,

(4) the number of shares beneficially owned, and (5) information as to agreements relating to the securities. 15 U.S.C. ss.


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

78m(d)(1)(A)-(E).19  SEE ALSO 17 C.F.R. ss. 240.13d-1 (filing of

Schedules 13D and 13G). According to Section 13 (d)(3), the

"persons" governed by this section include those who "act as a .

.. . group for the purpose of acquiring, holding, or disposing of securities of an issuer." 15 U.S.C. ss. 78 (m) (d) (3).

     Schedule 13D is "intended to alert investors to potential

changes in corporate control so that they could properly

evaluate the company in which they had invested or were

investing.'" KAMERMAN V. STEINBERG, 891 F.2d 424, 430 (2d Cir.

1989) (citing GAF CORP., 453 F.2d. 709, 720 (2d Cir. 1971)).

     By requiring the disclosure of information by a potential takeover bidder, the Act strikes a careful balance among the interests of the bidder, the incumbent management in defending against such bid by explaining its position, and the shareholders so that they can evaluate the bidders' intentions in deciding whether to throw in their lot with them.

MORALES V. QUINTEL ENTM'T., INC., 249 F.3d 115, 123 (2d Cir.

2001).

     A preliminary injunction should issue where there has been a failure "to adequately disclose material information"

necessary to make the statements contained in a Schedule 13D not misleading.  SONESTA, 483 F.2d at 250.

     The probability of success on the merits in any application for injunctive relief turns greatly upon whether the plaintiff has shown that the tender offer under attack has misstated or omitted MATERIAL facts. The materiality of

----------------
19 The statute has been quoted in relevant part earlier in this Opinion.

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

     facts allegedly misstated or omitted depends, in turn, upon whether a reasonable investor might have considered them to be important in deciding whether to accept the tender offer.

ID. at 251. The test for materiality is the well-established standard articulated in BASIC INC. V. LEVINSON, 485 U.S. 224

(1988), which requires proof that there is a "substantial

likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available." ID. at

231-32 (citation omitted). A material fact can relate to past,

existing or even prospective events.  SONESTA, 483 F. 2d at 251.

For a prospective event to be material, however, there must be a

"reasonable likelihood of its future occurrence." ID. A

disclosure that is too general may deprive investors of the

knowledge that they need to evaluate the terms of a tender

offer.  ID. at 252.

     Where there has been a failure to disclose material facts

in a Schedule 13D prior to the consummation of a tender offer, a preliminary injunction should ordinarily issue requiring a

corrective disclosure, and if necessary, enjoining a tender

offer until such disclosures have been made.  ICN

PHARMACEUTICALS, INC. V. KHAN, 2 F.3d 484, 489 (2d Cir. 1993);

SONESTA, 483 F.2d at 255.  "When, however, a corrective filing is made and adequate opportunity is provided for the information that it contains to be digested by shareholders, the corrective injunction should be terminated." ICN, 2 F.3d at 489.  SEE ALSO

TREADWAY, 638 F.2d at 380.

     In weighing whether to issue an injunction, it is important for a court to remember that the underlying purpose of the

Williams Act is to make sure that "pertinent information" is placed before the shareholders of the tender offer target so that they can "decide for themselves" what they wish to do.

MACFADDEN HOLDINGS, INC. V. JB ACQUISITION CORP., 802 F.2d 62,

66 (2d Cir. 1986).  Consequently, courts must "guard against improvident or precipitous use of remedies that may have the effect of favoring one side or the other in a takeover battle when allegations of violation of the Act, often made in the heat of the contest, may not be substantiated." ID. 67. A

"preliminary injunction, which is one of the most drastic tools in the arsenal of judicial remedies, must be used with great care, lest the forces of the free market place, which in the end should determine the merits of takeover disputes, are

nullified." HANSON TRUST PLC V. SCM CORP., 774 F.2d 47, 60 (2d

Cir. 1985) (citation omitted).

     Moreover, the focus of injunctive relief entered under

Section 13(d) is not the shareholder who may have already sold her shares without the benefit of material information, but

those who are and will be shareholders of the target company at


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

the time of a tender offer.  "[T]hose persons who allegedly sold at an unfairly depressed price have an adequate remedy by way of an action for damages, thus negating the basis for equitable relief." RONDEAU, 422 U.S. at 59.  Where a corrective Schedule

13D has been filed and there is no reason to believe that the filer will fail to comply with Section 13(d) in the future,

there is no need to enter an injunction.  ID. at 59.

     After reaching a decision of the merits of a securities law claim that has ramifications for foreign corporate transactions,

it is appropriate to consider issues of international comity when fashioning remedies.  CONSOL. GOLD, 871 F.2d at 263.  "[A]

court may abstain from exercising enforcement jurisdiction when the extraterritorial effect of a particular remedy is so

disproportionate to harm within the United States as to offend principles of comity." ID.


B. Likelihood of Success on the Merits

     E.ON's Amended Complaint asserts two claims, the first for

Acciona's alleged violations of Section 13(d) in filing its

original Schedule 13D and the second for alleged violations of

Section 13(d) in Acciona's first two amended filings.  In its amended motion for a preliminary injunction, E.ON requests

relief for six misstatements and omissions by Acciona, five of which were made in its initial Schedule 13D and allegedly remain uncured, and the sixth which Acciona allegedly made in its amended filings.

     E.ON has demonstrated a substantial likelihood of proving

that Acciona's Schedule 13D contained false statements and

omissions with respect to at least two groups of issues: 1)

Acciona's characterization of its agreements with Santander, and

2) Acciona's characterization of its intentions in acquiring

Endesa securities.  It has shown a likelihood of proving that the same defects were present in Acciona's Amendment No.1.


1) Acciona's agreements and understandings with Santander

     E.ON has demonstrated a substantial likelihood of success

of showing that Acciona's Schedule 13D failed to disclose

adequately its agreements with Santander as required by Section

13(d)(1)(E) in its original Schedule 13D filing.  The October 5

Schedule 13D stated only that Acciona had "acquired in a market transaction ADSs representing 105,875,211 [Endesa] Shares for

(euro)3,388 billion, which investment was financed by Banco

Santander." As Acciona's Schedule 13D amendments have shown,

this was a grossly incomplete description of Acciona's

agreements with Santander.

     E.ON has also demonstrated a likelihood of showing that

Amendment No.1 did not disclose all of Acciona's arrangements and understandings with Santander. Amendment No. 1 included coples of the bridge credit contract, credit commitment, and commitment letter between Acciona and Santander for financing

Acciona's purchase of Endesa securities and the Master Agreement governlng the total return swaps between the entities. In

filing Amendment No.1, Acciona made significant strides in

presenting the information which Section 13(d) and its

implementing regulations required it to divulge concerning its agreements with Santander about the acquisition of Endesa stock.

There is a strong likelihood, however, that these parties had additional, undisclosed agreements about Acciona's control and ultimate acquisition of the shares purchased by Santander

including that Acciona would enter a Total Return Swap with

Santander after each Santander purchase of Endesa stock so that the economic risk of the purchase would be swiftly transferred to Acciona.


2) Acciona's plans with respect to its purchases of Endesa

shares

     E.ON has shown a substantial likelihood of proving that

Acciona did not accurately disclose its plans with respect to its purchases of Endesa shares in its Schedule 13D, as required by Section 13(d)(1)(C).20  In its October 5 Schedule 13D, Acciona

----------------
20 Section 13 (d) (1) (C) requires disclosure "if the purpose of the purchase or prospective purchases is to acquire control of the stated that it acquired Endesa securities for "investment purposes" and that it did not have any "plans or proposals"

beyond those disclosed in the schedule relating to the

acquisition of additional Endesa securities, "extraordinary

corporate transaction[s]", or changes in Endesa's board of

directors or bylaws.  E.ON has shown that these statements in all likelihood misrepresented Acciona's intentions regarding

Endesa, including its purpose in making its investment, its

intentions regarding E.ON's proposed tender offer, and its

desire to join the Endesa board of directors and to change

Endesa's bylaws on shareholder voting.

     E.ON has also demonstrated a likelihood of success in

proving that Amendment No. 1 omitted information required to be disclosed under Section 13(d)(1)(c).  Amendment No. 1 states that "Acciona, through Finanzas, acquired the shares for

investment purposes as part of its strategic interest in the energy sector." Regarding the competing Gas Natural and E.ON bids for Endesa, Amendment No. 1 disavowed any goal to block

E.ON stating that Acciona "continue[s] to evaluate [its] options with respect to the proposed E.ON tender offer and may or may not choose to tender shares or ADSs held by them in such offer."

Finally, Amendment No. 1 also denies that Acciona has any plans

-------------------------------------------------------------------
business of the issuer . . . , [and] any plans or proposals . .
.. to . . . make any other major change in its business or corporate structure." 15 U.S.C. ss. 78m(d)(1)(C).

or proposals to amend or repeal the Endesa by-law providing that no shareholder may vote more than 10% of outstanding shares.

     E.ON has demonstrated that it is likely that these

statements in Amendment No.1 regarding Acciona's intentions

with respect to E.ON's tender offer for Endesa, its plans to control and/or manage the company, and its desire to influence

Endesa's organizational structure and governance contain

misstatements or omissions.  E.ON has highlighted public

statements to the press by Acciona's chairman and spokesperson expresslng the company's intention to "tak[e] control," "be the biggest shareholder," "participate in management" and "lead

Endesa." E.ON has also pointed to Acciona's decision to acquire

10% of Endesa shares one day prior to the European Commission's issuance of a decision on the legality of the CNE's conditions on E.ON's tender offer, and Acciona's statement in its Schedule

13D that it plans to acquire up to 25% of Endesa's shares,

pending approval by Spanish regulatory authorities, as

circumstantial evidence that E.ON has not acquired Endesa shares solely for "investment purposes" as stated in Amendment No.1.

     It is unnecessary at this time to address the extent to

which any misstatements and omissions are material or the

existence of irreparable harm since the parties are engaged in discovery and Acciona may be filing further amendments before the December 11 submissions are due. Suffice it to say that while materiality must be judged in the context of the total mix of information available to Endesa's shareholders, this does not relieve Acciona of its obligations to comply with Section 13(d).



Conclusion

     The defendants' motion to dismiss is denied.  Decision is

reserved on plaintiffs' motion for a preliminary injunction.


     SO ORDERED:

Dated:    New York, New York
          November 20, 2006



                                        /s/ Denise Cote
                             -------------------------------------
                                           DENISE COTE
                                 United States District Judge


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